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                                                                    EXHIBIT 4.13

                                    AGREEMENT

THIS AGREEMENT is made and entered into this 10th day of March 2003 by and between:-

1. J.I.C. Enterprises (Hong Kong) Limited, a corporation duly organized and existing under the laws of Hong Kong, with its registered office at 15th Floor, China Merchants Tower, Shun Tak Centre, Nos. 168-200 Connaught Road Central, Central, Hong Kong (hereinafter called "the Customer"); and

2. Zastron Electronic (Shenzhen) Company Limited, a corporation duly organized and existing under the laws of PRC with its principal place of business at Gu Su Industrial Estate, Xinan, Baoan, Shenzhen, PRC. (hereinafter called "Zastron")

The parties agree as follows:-

ARTICLE 1. DEFINITIONS

In this Agreement, the following terms shall have the following meanings:-

(a) "Products" shall mean COG panels and such products, articles or goods to be agreed upon between the parties from time to time which are manufactured by Zastron according to the purchase orders placed by the Customer from time to time and the Specification (as provided in the next paragraph) for the purpose of exclusive supply to the Customer.

(b) "Specification" shall mean the specification of the Products determined and confirmed in writing between the parties hereto from time to time.

(c) "purchase order" shall mean a purchase order of the Products given pursuant to this Agreement.

(d) "Hong Kong" shall mean The Hong Kong Special Administrative Region of The People's Republic of China.

(e)      "PRC" shall mean The People's Republic of China.

ARTICLE 2. SALE OF PRODUCTS

The Customer hereby agrees to purchase from Zastron and Zastron hereby agrees to sell exclusively to the Customer the Products subject to and upon the terms and conditions set forth herein. Zastron shall use its best endeavours to supply to the

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Customer all the quantity of Products described in the purchase order(s) issued by the Customer according to Article 3 hereof.

ARTICLE 3. PURCHASE ORDERS

3.1 The Customer shall, not less than 90 days before the commencement of any month (the "Relevant Month"), place purchase orders and forecasts with Zastron in respect of the Relevant Month and the terms and conditions of this Agreement shall apply to such purchase orders (if accepted) and any contracts for the sale and purchase of the Products concluded pursuant thereto.

3.2 Upon receipt of a purchase orders and if Zastron accepts it at its discretion, Zastron shall promptly dispatch the duplicate of the purchase order duly signed by Zastron in confirmation of the purchase order placed by the Customer. An accepted purchase order shall not be allocated, changed or cancelled without the prior mutual agreement of both parties.

ARTICLE 4. PRICE AND PAYMENT

The price and terms of payment of the Products shall be agreed by the parties hereto from time to time in relation to the related purchase order. The prices are F.O.B. Hong Kong and payable in HKD dollar and shall include all and any sales, use, or other taxes in relation to the sale of the Products. The payment of such prices shall be made in such manner as agreed by the parties from time to time.

ARTICLE 5. DELIVERY

Zastron shall, after the inspection provided in Article 6.1 hereof, ship the Products at its own cost and responsibility to the Customer's designated place on or prior to the date described in the purchase order, provided, however, that without prejudice to Article 16, Zastron shall not be liable for any delay in delivery caused by the Customer or by reason out of the control of Zastron.

ARTICLE 6. INSPECTION

6.1 Zastron shall, prior to the shipment of the Products, inspect the Products whether or not they meet with the Specification and other quality standard agreed between the parties hereto from time to time and deliver the Products which pass such inspection.

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6.2      The Customer shall, within seven (7) working days after the delivery of the Products according to Article 5 hereof, inspect the quality, quantity and function of such Products to verify that the Products comply with the Specification and the terms of the contract of sale and purchase concluded pursuant to the purchase order. The Customer shall be deemed to have accepted the Products after the Customer has inspected such Products to the Customer's satisfaction within such 7 working days. In case any defect is found in the Products, Zastron shall, at the discretion of the Customer and upon notice being given by the Customer, repair such defect(s) or re-deliver the replacement Products to the Customer at its own costs and expenses. Rejected Products shall be returned by the Customer to Zastron and the costs and expenses incurred therefrom shall be, in case the Customer returns such Products by means of transportation specified by Zastron, borne by Zastron. Any and all the Products shall be deemed to have passed the Customer's inspection unless any notification of failure to the inspection is made by the Customer within such seven (7) working days.

         Only such Products which pass such inspection or which are not inspected by the Customer within such 7 working days shall be the subject of the supply contemplated herein and the Customer shall make the payment to Zastron with respect to such Products.

6.3 The Customer or its representative shall have during the term of this Agreement the right to enter and inspect Zastron's office, plants, factory and other facilities at any reasonable time by prior appointment with Zastron and give Zastron any instruction, if necessary, for the purpose of quality control and smooth operation of the manufacture of Products.

ARTICLE 7. TITLE AND RISK OF LOSS

Title to any Products and risk of loss or damage thereto shall pass to the Customer when the Products pass the inspection by the Customer or is deemed to have been accepted by the Customer respectively provided in Article 6.2 hereof. Zastron shall thereafter be relieved from all liabilities for damage to or claims from any third parties caused by any defects in the Products.

ARTICLE 8. WARRANTY

8.1 Zastron warrants that the Products conform to the Specification and other requirements with respect to the function and quality requested by the Customer and accepted by Zastron and that the materials and workmanship of the Products shall be free from defects for a period of one (1) year from the date the title to such Products passes to the Customer. During said one (1) year period,

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         Zastron shall repair the defected Products and return them to the
         Customer at its own cost and responsibility.

8.2 Notwithstanding anything contained in this Agreement or any of the purchase orders, in no circumstances shall Zastron be liable, in contract, tort (including negligence or breach of statutory duty) or otherwise howsoever, and whatever, the cause thereof (a) for any loss of profit, business, contracts, revenues, or anticipated savings, or
         (b) for any special indirect or consequential damage of any nature whatsoever.

8.3 Without affecting the generality of Article 8.2, and notwithstanding anything contained in this Agreement or any of the purchase orders, Zastron's liability to the Customer, if any, in respect of any purchase order, in contract, tort (including negligence or breach of statutory duty) or howsoever otherwise arising, shall be limited to the price of the Products specified in the relevant purchase order.

ARTICLE 9. RESTRICTION ON MANUFACTURE AND SALE

Zastron shall not sell the Products to any third party without the prior written consent of the Customer.

ARTICLE 10. CONFIDENTIALITY

Each of the parties hereto agrees to maintain in confidence and not to disclose to any third party all the information disclosed by the other party to it hereunder (except to the extent (i) reasonably necessary for such party to carry out the terms and conditions of this Agreement and any matters ancillary thereto or (ii) ordered to be disclosed pursuant to any order, decree or judgment made or issued by any court of competent jurisdiction. Such information and the confidentiality obligation imposed on the parties hereto shall not include or extend to the information which:

         (a) is already known to the other party at the time of the disclosure; or

         (b) is generally available to public at the time of the disclosure.

ARTICLE 11. TERM

11.1 This Agreement shall be effective from the date first written above and shall continue in force for a period of one (1) year and shall be renewed automatically thereafter on a year to year basis, unless either of the parties hereto gives the other a written notice of termination at least ninety (90) days

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         prior to the expiration of the original one (1) year period or any extension thereof.

11.2 Notwithstanding the provision of Article 11.1 and Article 12, the provisions of Article 8, Article 9 and Article 10 shall survive the termination or cancellation of this Agreement.

ARTICLE 12. CANCELLATION AND TERMINATION

12.1 In case either party breaches or defaults any of the provisions hereof, the other party may give to such breaching or defaulting party written notice of such breach or default, and if such breaching or defaulting party does not effect an adequate remedy thereof within thirty (30) days after the date of dispatch of said notice, this Agreement shall be terminated at the option of the complaining party by the dispatch of written notice to that effect to such party within seven (7) days from the expiration of the said thirty (30) days period.

12.2 Upon the occurrence of any of the following events or circumstances, either party may terminate this Agreement by written notice to the other party:-

         (a) in case the other party attempts to assign or transfer the rights or obligations hereunder without the prior written consent of such party;

         (b) if any distress or execution shall be levied upon any of the other party's goods and remain unsatisfied for a period of 5 days;

         (c) if the other party offers to make any arrangement with its creditors;

         (d) if the other party is unable to pay its debts as they fall due;

         (e) if any resolution or petition to wind up the other party (other than for the purpose of amalgamation or reconstruction without insolvency) shall be passed or presented;

         (f) if a receiver or manager shall be appointed over the whole or any part of the other party's business or assets;

         (g) if the other party shall suffer any proceedings analogous to those proceedings described in sub-paragraphs (b), (e) or (f) above under any foreign law.

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ARTICLE 13. FORCE MAJEURE

No party shall be liable to the other party for inability, default or failure of performance hereunder due to force majeure events, which shall include, but not limited to, acts of God, storms, shipwreck, war, riots, strike, lockout, industrial action, fire, flood, earthquake or other such unforeseeable calamity, any law, rule, regulation or governmental action or other like events beyond the reasonable control of the parties; provided that such party shall make every reasonable effort to remove the obstacle and to resume performance at the earliest practicable time.

ARTICLE 14. SETTLEMENT

The parties will endeavor to settle amicably any and all disputes which may arise under this Agreement.

ARTICLE 15. NON-WAIVER

Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provisions.

ARTICLE 16. SEVERABILITY

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

ARTICLE 17. ASSIGNMENT

Neither party shall assign, transfer or otherwise dispose of this Agreement or any rights or obligations hereunder to any third party without the prior written consent of the other party.

ARTICLE 18. NOTICES

All notices, certificates or other communications hereunder shall be deemed given when delivered by hand, sent by overnight courier, or sent by certified or registered mail, postage prepaid, return receipt requested addressed to the address first above mentioned.

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Each party hereto may by fax notice or by such other notice described hereunder, designate any further or different address to which subsequent notices, or other communications shall be sent without any requirement of execution of any amendment to this Agreement.

ARTICLE 19. COUNTERPARTS

This Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

ARTICLE 20. GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong. Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong.

ARTICLE 21. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersede and replace all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Signed by                               ) For and on behalf of
                                        ) J.I.C. ENTERPRISES (HONG KONG) LIMITED
For and on behalf of                    )
J.I.C. Enterprises (Hong Kong) Limited  ) /s/ Ivan Chui
                                        ) --------------------------------------
in the presence of:- [ILLEGIBLE]        )              Authorized Signature 23HA

Signed by                               )
                                        )
For and on behalf of                    )
Zastron Electronic (Shenzhen) Company   ) /s/ Joseph Li [COMPANY STAMP]
Limited                                 )
                                        )
in the presence of:- [ILLEGIBLE]        )

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